EXHIBIT 11. - Computation of Per Share Earnings (in thousands except per share data) (unaudited)



                                                                                         THREE MONTHS ENDED
                                                                 ------------------------------------------------------------------
                                                                         MARCH 31, 1996                MARCH 31, 1995(1)
                                                                 ---------------------------------------------------------------
                                                                   Common and                    Common and
                                                                     Common                        Common
                                                                   Equivalent        Full        Equivalent            Full
                                                                     Shares        Dilution        Shares            Dilution
                                                                 --------------  ------------  --------------  --------------------

Weighted average common shares outstanding                              16,182        16,182          11,594              11,594

Incremental shares assumed to be issued                                    751           804             174               4,029
                                                                       -------       -------         -------             -------
Total shares outstanding for calculation                                16,933        16,986          11,768              15,623
                                                                       =======       =======         =======             =======

Net income before extraordinary item as reported                       $ 9,216       $ 9,216         $   319             $   319

Deduct dividends on Cumulative Convertible Preferred Stock                  --            --             (15)                (15)
                                                                       -------       -------         -------             -------
Net income available to common shareholders before
   extraordinary item                                                  $ 9,216       $ 9,216         $   304             $   304

      Extraordinary item                                                (8,507)       (8,507)             --                  --
                                                                       -------       -------         -------             -------
      Net income for calculation                                       $   709       $   709         $   304             $   304
                                                                       =======       =======         =======             =======
Net income (loss) per share:
   Before extraordinary item                                           $   .54       $   .54         $   .03             $   .02
   Extraordinary item                                                     (.50)         (.50)             --                  --
                                                                       -------       -------         -------             -------
                                                                       $   .04       $   .04         $   .03             $   .02
                                                                       =======       =======         =======             =======

(1)  Earnings per share for the three months ended March 31, 1995, has been restated to reflect the payment of 1995 accrued dividends on the Company's Series C Cumulative Preferred Stock (the "Series C Preferred Stock") through the 1995 conversion of such series into common stock.  Prior to the restatement, the Company had previously reported a net loss of $.02 per common share on a primary and fully diluted basis for the three months ended March 31, 1995.  The previously reported amounts were calculated as if the accrued dividends on the Series C Preferred Stock would be paid in cash.
